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                                                                     EXHIBIT 5.1
                                                                     -----------


                               December 15, 1999


Tut Systems, Inc.
2495 Estand Way
Pleasant Hill, CA 94523

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 15, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of Common Stock, par value $0.001 (the "Shares"), reserved for issuance pursuant to the 1999 Nonstatutory Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

     It is our opinion that the Shares will be, when issued and sold in the manner referred to in the Plan, legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.


                                    Very truly yours,


                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati